Exhibit 99.1

Tecumseh Products Company Announces Appointment of Stephanie Hickman Boyse to its Board of Directors

ANN ARBOR, Mich. - February 11, 2013 - Tecumseh Products Company (Nasdaq: TECUA, TECUB), a leading global manufacturer of compressors and related products, announced that Stephanie Hickman Boyse was named today to its board of directors effective immediately.

“We are delighted to welcome Stephanie,” said Zachary Savas, member of the Tecumseh board. “As Tecumseh continues to execute its strategy to rebuild value for our shareholders, we believe Stephanie's industry and international experience and strategy expertise will be tremendous assets to the board and to the company.”

Ms. Boyse, 44, has served as President and Chief Executive Officer of Brazeway, Inc. since 2007. Brazeway is the world's largest manufacturer of frost-free evaporators for household refrigeration, and is a leading manufacturer of extruded aluminum tubing and heat transfer components for the HVAC, appliance and automotive industries. Ms. Boyse has over 21 years of industry experience, starting with Brazeway in December 1991. Her career began in sales and marketing followed by positions in operations, human resources, and licensing and acquisitions. Before being named President of Brazeway in 2000, she spent two years in Mexico starting up Brazeway's first Mexican manufacturing operation in Monterrey.

Ms. Boyse received a B.A. degree in Advertising from Michigan State University. She has been a member of United Bank &Trust's board and a member of the board of its parent, United Bancorp, Inc., since 2008.

Tecumseh Products Company is a global manufacturer of hermetically sealed compressors for residential and specialty air conditioning, household refrigerators and freezers, and commercial refrigeration applications, including air conditioning and refrigeration compressors, as well as condensing units, heat pumps and complete refrigeration systems. Press releases and other investor information can be accessed via the Investor Relations section of Tecumseh Products Company's Website at www.tecumseh.com.

Contact:     Janice Stipp
Tecumseh Products
734-585-9507
Investor.relations@tecumseh.com